                                                                  EXHIBIT - 10.5

[NOVACEPT INNOVATIONS IN HEALTHCARE FOR WOMEN LOGO]

November 15, 1999

                                            September 20, 1999

David Clapper
96 Atkinson Lane
Sudbury, MA 01776

Dear David:

         All of us are pleased that we have been able to reach a mutually satisfactory agreement with regard to your joining us at Novacept. Below I have summarized our understanding of the principal terms of your employment.

1.       POSITION.

         a. You will become the President and Chief Executive Officer of the Company, working out of the Company's headquarters office in Palo Alto, California. You will also become a member of the Company's Board of Directors. As President and CEO, you will have overall responsibility for management of the Company. You will report to the Company's Board of Directors.

         b. You agree to the best of your ability and experience that you will at all times loyally and conscientiously perform all of the duties and obligations required of and from you pursuant to the express and implicit terms hereof, and to the reasonable satisfaction of the Company. During the term of your employment, you further agree that you will devote all of your business time and attention to the business of the Company and you will not render commercial or professional services of any nature to any person or organization, whether or not for compensation, without the prior written consent of the Company's Board of Directors, and you will not directly or indirectly engage or participate in any business that is competitive in any manner with the business of the Company. Nothing in this letter agreement will prevent you from accepting speaking or presentation engagements in exchange for honoraria or from serving on the Board of Directors of companies and receiving customary compensation in exchange for such services (including stock options grants) or from serving on boards of charitable organizations, or from owning no more than four percent (4%) of the outstanding equity securities of a corporation whose stock is listed on a national stock exchange or market.

2. START DATE. We will work out a date that is suitable for you to conclude your obligations with Focal within a reasonable period of time and begin your position with Novacept. However, we would like to see you take the helm as soon as possible.

September 20, 1999
Page 2

3. PROOF OF RIGHT TO WORK. For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

4.       COMPENSATION.

         a. Base Salary. You will be paid a monthly salary of $24,166 which is equivalent to $290,000 on an annualized basis. Your salary will be payable in two equal payments per month pursuant to the Company's regular payroll policy (or in the same manner as other officers of the Company). You would be eligible for annual increases as authorized by the compensation committee and approved by the board of directors.

         b. Bonus. You will be eligible to receive an annual incentive bonus of up to 40% of your annual base salary (guaranteed on a pro rata basis for the remainder of 1999). Fifty percent of this bonus (20%) will be guaranteed over the next four years. However, for any percentage annual increase in your salary that you might receive in each year, your guaranteed bonus for that year will be reduced by the same percentage, e.g. a six percent (6%) increase in base salary would reduce the guaranteed bonus from 20% to 14%. Payment of the remainder of the bonus will be based on achievement of mutually agreed upon milestones.

         c. Annual Review. Your base salary will be reviewed at the end of each calendar year as part of the Company's normal salary review process.

5.       STOCK OPTIONS.

         a. Initial Grant. In connection with the commencement of your employment, the Company will recommend that the Board of Directors grant you an option to purchase 600,000 shares of the Company's Common Stock ("Shares" with an exercise price equal to the fair market value on the date of the grant. The current fair market value of the Company's common stock, as most recently determined by the Board of Directors, is $0.45 per share. 500,000 of these option shares will vest over 4 years at the rate of 1/8th on the six months anniversary of your employment commencement date and 1/48th per month thereafter. A bonus of the 100,000 additional option shares will vest upon the closing of an initial public offering by the Company or a Board-approved sale of the Company. Vesting will, of course depend on your continued employment with the Company. The option will be an incentive stock option to the maximum extent allowed by the tax code and will be subject to the terms of the Company's 1997 Stock Option Plan and the Stock Option Agreement between you and the Company.

                  You may purchase these shares either directly or through a loan from the company secured by the shares. Any unvested shares would be subject to repurchase by the company upon discontinuation of your full time employment with the company.

September 20, 1999
Page 3

         b. Subsequent Option Grants. Subject to the discretion of the Company's Board of Directors, you may be eligible to receive additional grants of stock options or purchase rights from time to time in the future, on such terms and subject to such conditions as the Board of Directors shall determine as of the data of any such grant.

6.       BENEFITS.

         a. Insurance Benefits. The Company will provide you with the company's standard medical and dental insurance benefits. In addition, the Company currently indemnifies all officers and directors to the maximum extent permitted by law, and you will be requested to enter into the Company's standard form of Indemnification Agreement giving you such protection. Pursuant to the Indemnification Agreement the Company will agree to advance any expenses for which indemnification is available to the extent allowed by applicable law.

                  The company will carry "key man" life insurance of $2 million on you as President and CEO payable to the company and will pay for a $1 million life insurance policy payable to your heirs.

         b. Vacation. You will be entitled to 3 weeks paid vacation per year, pro-rated for the remainder of this calendar year.

7. RELOCATION EXPENSES. In connection with your relocation from Boston to the San Francisco Bay Area, the Company will reimburse you for all the usual and customary relocation expenses including moving expenses, travel, and expenses associated with the sale of your current residence, costs associated with the purchase of a new residence e.g. mortgage points to a limit of 1.5% and other closing costs, etc., including the federal income tax gross on taxable amounts.

8. MORTGAGE ASSISTANCE. We understand that you plan to provide assets of up to $500,000 toward the purchase of a new home in the San Francisco Bay Area. We agree to reimburse you for providing these funds with a payment of $3700 per month to assist you in this effort. This payment will be discontinued upon the next equity financing of the Company in which at least $5 million is raised. After the successful completion of such financing, the company will loan you $500,000 which will be forgiven on a pro rata basis over four years commencing on the date of your employment with the company.

In addition, the company will give you a mortgage assistance payment of $10,000 per month for the first two years of your employment. In year three you will receive a monthly payment of $8000: in year four a monthly payment of $7000 and in year five a monthly payment of $6000.

In the event that you terminate your employment with the Company before the end of the first year of employment, you agree to repay the Company 100% of the relocation and mortgage assistance costs incurred by the company and repay the remaining unforgiven portion of the $500,000 loan.

9. TEMPORARY LIVING COSTS. In order to assist you in the short term relocation the company will reimburse your temporary cost of housing in the San Francisco Bay Area for a period of up to 6 months.

September 20, 1999
Page 4

10. CONFIDENTIAL INFORMATION AND INVENTION ASSIGNMENT AGREEMENT. Your acceptance of this offer and commencement of employment with the Company is contingent upon the execution and delivery, to an officer of the Company, of the Company's Confidential Information and Invention Assignment Agreement prior to or on your Start Date.

11. CONFIDENTIALITY OF TERMS. You agree to follow the Company's strict policy that employees must not disclose, either directly or indirectly, any information, including any of the terms of this agreement, regarding salary, bonuses or stock purchase or option allocations to any person, including other employees of the Company; provided, however, that you may discuss such terms with members of your immediate family and any legal, tax or accounting specialists who provide you with individual legal, tax or accounting advice.

12. AT-WILL EMPLOYMENT. Your employment with the Company will be on an "at will" basis, meaning that either you or the Company may terminate your employment at any time for any reason or no reason, without further obligation or liability.

13. CHANGE IN CONTROL. Should the company undergo a change in control, whether by merger, reorganization, consolidation, sale of assets or otherwise, in which 50% or more of the ownership of the company is controlled by one entity your unvested stock would vest in full upon the completion of such transaction.

14. TERMINATION/SEVERANCE. Should the company terminate your employment for reasons other than cause you will receive one year's salary and bonus and your stock will vest forward one year. In addition, your mortgage assistance would continue for one year.

         David, I believe this represents our discussion and is an exceptionally attractive package. especially coupled with the equity appreciation opportunity and the high probability of success. We would like to conclude this agreement and extend this offer to expire at 5:00 p.m. on Monday, September 27, 1999 if not previously accepted. If these terms are satisfactory and agreeable please execute both copies of this letter and return one to me.

         We look forward to your acceptance and beginning the next exciting phase of corporate development at Novacept under your leadership.

                                      Sincerely,

                                      /s/ Rodney Perkins, M.D.
                                      Rodney Perkins, M.D.
                                      Chairman & Chief Executive Officer

ACCEPTED AND AGREED:

DAVID CLAPPER

/s/ David Clapper
---------------------
Signature

9/27/99
---------------------
Date